Exhibit 10.1

STATE OF MAINE                        Docket No. 2012-00365
PUBLIC UTILITIES COMMISSION
November 7, 2012

BIDDEFORD & SACO WATER COMPANY        ORDER APPROVING
And The MAINE WATER COMPANY             STIPULATION
Request for Approval of Reorganization
And Approval of Affiliate Agreement

WELCH, Chairman; LITTELL and VANNOY, Commissioners

I.	SUMMARY

Through this Order, we approve a Stipulation filed on October 23, 2012 by Biddeford & Saco Water Company (BSWC), The Maine Water Company, the Office of Public Advocate, and the City of Biddeford and thus approve the acquisition of BSWC by Connecticut Water Service through the purchase of BSWC’s outstanding stock. This approval is subject to BSWC’s shareholder approval of the transaction. We also approve affiliate agreements between BSWC and The Maine Water Company and an affiliate agreement between BSWC and Connecticut Water Service.

II.	PROCEDURAL HISTORY

On July 24, 2012, BSWC and The Maine Water Company (MWC), jointly filed a petition pursuant to 35-A. M.R. S.A. § 1103(1) and 35-A M.R.S.A. §708(2)(A) requesting Commission approval of proposed reorganization. The proposed transaction, as described by the Merger Agreement attached to BSWC’s filing, would merge OAC, Inc., a Maine corporation and wholly owned subsidiary of CTWS, with BSWC. Upon completion of the merger; shares of OAC, Inc. will be converted to common stock of BSWC; the unissued stock of BSWC will be retired; and issued stocks of BSWC will be converted to CTWS common stocks, resulting in BSWC surviving the transaction as a wholly owned subsidiary of CTWS.

Additionally, BSWC and MWC requested approval of two affiliated agreements pursuant to 35-A M.R.S.A. § 707(3). The first agreement, between BSWC and CTWS, includes, among other items, terms for the provision and compensation of CTWS-wide services, such as the purchase, administration, and design of employee benefits plans; national purchasing and leasing programs; risk management and insurance; and provision of a public market for common equity investment. The second agreement, between BSWC and MWC, describes terms for the provision and compensation of management, capital planning, and regulatory services.

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On August 6, 2012, the Commission issued a Notice of Proceeding. The Commission received petitions to intervene from the Office of the Public Advocate (OPA) and the City of Biddeford (the City), both of which were granted by the Hearing Examiner. A case conference was held on August 20, 2102, to discuss intervention and schedules for the case. During an initial round of discovery, the Staff, OPA and the City all filed data requests and received responses from BSWC. A technical conference on the initial round of data requests and responses was held on September 27, 2012. Subsequently, on October 1, 2012, BSWC and MWC filed an Integration Plan describing how BSWC and CTWS would integrate their operations and the level of MWC’s involvement in that process. A second technical conference was held on October 10, 2010.

On October 23, 2012, BSWC filed a Stipulation between BSWC, MWC, the OPA and the City resolving all issues in this proceeding.

Currently the Company is waiting for the Security and Exchange Commission processes to be completed to allow the Company to move forward with the shareholder vote to authorize the transaction.

III.	STIPULATION

The Stipulation contains the following provisions:

1.    The parties agree that the "reorganizations" that will occur upon the acquisition by CTWS of the stock of BTWS are consistent with the interests of the ratepayers and investors and should be approved pursuant to 35-A M.R.S.A. (708).

2.    The parties agree that the two affiliate agreements between BSWC and CTWS and MWC, respectively (the "Agreement" between BSWC and CTWS, and the "Management Services Agreement" between BSWC and MWC) are not adverse to the public interest and should be approved pursuant to 35-A M.R.S.A. §707(3).

3.    BSWC and CTWS agree that they have no plans to, and do not intend to, use the water resource of the Saco River for purposes other than providing water to ratepayers in the communities served by BSWC. Specifically, but without limitation, BSWC and CTWS will not bottle water from the Saco River for commercial sales outside of BSWC service territory.

4.    BSWC and CTWS agree that they have no plans to, and will not, use or sell any BSWC real property along the Saco River (Lot 2-40) or adjacent to South Street (Lot 2-19) or adjacent to the Andrews Road (Lot 2-19-1) for commercial development, other than the development of such property for public utility purposes, such as the use of the property for water mains, pump stations, treatment facilities, or other public utility facilities.

5.    BSWC will provide water meter reading information to the City of Biddeford for purposes of its wastewater billing.

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6.    BSWC will implement a program whereby it will meet, no less than quarterly for two years beginning January 1, 2013, and thereafter no less often than semi-annually, with public works departments, fire departments and municipal engineers in each community served by BSWC, to coordinate yearly capital programs, hear and address operations issues, set priorities for the annual work program, and collaborate on projects where efficiencies can be achieved (e.g. coordination of paving).

7.    BSWC will form a Customer Advisory Committee, with up to two representatives from each community served by BSWC, to identify issues and set priorities for capital investment and infrastructure improvement. The Customer Advisory Committee will meet no less than quarterly for two years beginning January 1, 2013, and thereafter no less than semi-annually, and may not be discontinued without Commission approval.

8.    BSWC will work with a consulting engineering firm for the completion of an engineering study that will assess the existing water system, including the water treatment plant and the distribution system (including fire hydrants), and make recommendations for replacement and upgrades for the long term sustainability of the entire system and support of the communities’ needs. This report will be shared with the Customer Advisory Committee, the City Manager in each municipality served by BSWC, and the Public Advocate, and will become a primary tool to set priorities for infrastructure replacement and capital spending.

9.    As a separate corporation, BSWC will be maintained as a separate ratemaking entity.

10.    BSWC will not seek, in any future rate proceeding, to recover any "acquisition adjustment" arising out of the transaction.

11.    BSWC, MWC and CTWS will track separately both the transition and transaction costs related to the acquisition.

12.    BSWC, MWC and CTWS will not seek recovery of transaction costs that are incurred and related to the acquisition.

13.    BSWC and CTWS will specifically describe in any rate proceeding occurring over the next three years (2013, 2014, and 2015) costs that have been incurred as a direct result of the acquisition. In those rate proceedings, the Commission will determine whether such transaction costs will be the responsibility of BSWC stockholders and/or ratepayers, and will make that determination based on the CTWS, MWC and BSWC representation in this proceeding that, as a result of the transaction, there will be no short term rate or service adverse impacts on either BSWC or MWC water customers, and no long or short term adverse impact on rates or service as a direct result of the acquisition.

14.    BSWC will amortize the curtailment liability, if any, for the pension and post retirement benefit plans in a manner consistent with actuarial rules.

15.    If, during a period of two years subsequent to the acquisition, CTWS requires additional employee(s) to implement the transition and/or provide existing

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services to BSWC, then all the costs associated with those additional employee(s) will be assumed by CTWS.

16.    BSWC will work with community conservation commissions and land trusts to protect and preserve land that BSWC owns on the Saco River.

The Stipulation also specifically states that neither ratepayers nor investors will be adversely affected by the acquisition of BSWC's stock by CTWS. There will be no change in BSWC's rates or its terms and conditions of service as a direct result of this transaction. The Stipulation further states that through the record in this case, MWC and BSWC have shown that the main benefit of the transaction is the substantially enhanced ability of BSWC to obtain capital on more favorable terms, which is necessary to sustain and improve BSWC's water system and service in Biddeford, Saco, Old Orchard Beach and Scarborough. CTWS states that it has ready access to the capital markets, and is committed to investing equity into BSWC as necessary to sustain and improve BSWC system. Further, MWC and BSWC state that the record shows demonstrable net savings to BSWC which are expected to be realized as a result of the acquisition. The Stipulation between the parties projects annual savings of $ 145,612 (See the Integration Plan at 12 (Paragraph III.J) and supporting calculations provided in response to ODR-001-001) However, as discussed in more detail below, we find the approximate savings in operational costs to be $5,000 when comparing BSWC’s current operational costs to likely operational costs after the acquisition. However, this does not take into consideration any potential changes in rates due to investment in infrastructure.

IV.	STANDARD OF APPROVAL

BSWC is seeking approval of a reorganization through the purchase of BSWC’s stock under 35-A M.R.S.A. §708. Section 708 states that “no reorganization may be approved by the Commission unless it is established by the applicant for approval that the reorganization is consistent with the interest of the utility’s ratepayers and investors.” In past cases, the Commission has construed the “consistent with interests” as a “no harm” standard in which the applicant must establish that the transaction will not adversely affect ratepayers and investors. See, e.g. New England Telephone and Telegraph and NYNEX, Docket No. 96-388 at 7-8 (Feb. 6, 1997).

In addition, as we have stated on prior occasions, to approve a stipulation the Commission must find that:

1.    The parties joining the stipulation represent a sufficiently broad spectrum of interests that the Commission can be sure that there is no appearance or reality of disenfranchisement;

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2.	The process that led to the stipulation was fair to all parties; and,

3.	The stipulated result is reasonable and not contrary to legislative mandate.

See Central Maine Power Company, Proposed Increase in Rates, Docket No. 92-345(II), Detailed Opinion and Subsidiary Findings (Me. P.U.C. Jan. 10, 1995), and Maine Public Service Company, Proposed Increase in Rates (Rate Design), Docket No. 95-052, Order (Me. P.U.C. June 26, 1996).

In approving stipulations, the Commission is also obligated to ensure that the overall stipulated result is in the public interest. See Northern Utilities, Inc., Proposed Environmental Response Cost Recovery, Docket No. 96-678, Order Approving Stipulation (Me. P.U.C. April 28, 1997).

V.	DISCUSSION AND DECISION

This Stipulation was entered into by BSWC, MWC, the OPA and the City. In past cases, we have found that a stipulation between the utility and the OPA constitute a sufficiently broad spectrum on interests in that the OPA represents the interests of ratepayers and is therefore institutionally inclined to challenge assertions made by the utility. See Public Utilities Commission, Investigation of Stranded Cost Recovery, Transmission and distribution Utility Revenue Requirements and Rate Design of Bangor Hydro-Electric Company (Phase II), Docket No. 99-185, Order Approving Stipulation at 3 (Aug. 11, 2000); Central Maine Power Co. Chapter 120 Information (Post ARP 2000) Transmission and Distribution Revenue Requirement and Rate Design and Request for ARP, Docket No. 2007-215, Order Approving Stipulation (July 1, 2008). In addition, the participation of the City in the case and the ultimate Stipulation ensures that its interests and concerns were met.

Based upon the record before us, we find the proceeding was appropriately noticed and the process that led to the Stipulations was fair and open. The process of discovery and the technical conferences allowed all parties to gather information regarding the proposed transaction. Accordingly, we conclude that the second criterion for approval has also been satisfied with respect to the Stipulation.

We conclude that the overall result of the Stipulation is reasonable, not contrary to legislative mandate and consistent with the public interest. Pursuant to 35-A M.R.S.A. § 708, to approve the proposed transaction through the adoption of the Stipulation, we must find that the proposed reorganization and stock transaction will not

Order Approving Stipulation 6 Docket No. 2012-00365

adversely affect ratepayers and investors, and is in the public interest. Therefore, in considering the approval of the Stipulation, we must consider the potential benefits of the proposed transaction against possible harms to ratepayers, and determine whether, on balance, the proposed transaction, as conditioned by the provisions in the Stipulation, will not adversely affect ratepayers and will be in the public interest.

We find that the proposed transaction will not result in immediate changes to either the service provided by BSWC or the rates charged to customers. The projected savings of $145,612 stated in the Stipulation are based on the assumption that BSWC would have filed for a rate change to increase its rates and add an additional percentage point to its approved return on equity. However, we find the likely operational savings will be $5,000 when calculated using last year’s actual operating costs. We note that the Stipulation does not include any stay-out provision. We are not disturbed by this because the Stipulation does state that CTWS will be making investments in BSWC’s infrastructure as necessary. Infrastructure investment and rate moratoriums do not usually go hand in hand, especially in a capital-intensive endeavor such as the provision of water service by a public utility. It is likely that investments in infrastructure would lead BSWC to file for approval to increase its rates to recover the costs of such investment. BSWC has stated that while it will work with MWC to develop best practices, any managerial changes will have no detrimental effect upon customers. Accordingly, we find that the rates and services of BSWC will not be adversely affected by the proposed transaction and that the acquisition of BSWC by CTWS and the resulting affiliation with MWC will provide operational benefits to BSWC and its customers.

The record in this matter shows that the primary benefit of this transaction is increased access to the capital markets for BSWC. BSWC currently is at a disadvantage due to its size and the terms of certain of its prior borrowings which limit debt to a specific percentage of its capital structure, thus limiting the prospective borrowing by BSWC. BSWC was able to alleviate this to some degree by its earlier equity issuance, however, because that issuance was not fully subscribed; BSWC’s limited access to capital limited its ability to prioritize and complete capital repair and replacement. CTWS has indicated that it will make equity investments as necessary to allow BSWC to move forward with appropriate infrastructure improvements. We believe that CTWS has sufficient access to capital markets to support our finding that no harm will result to customers as a result of this transaction. The provisions in the Stipulation that prohibit the recovery of any acquisition premium or transaction costs from ratepayers further minimize the risks from the proposed transaction. Accordingly, we find that this transaction is in the public interest and approve the proposed reorganization and merger as described in the Stipulation filed on October 23, 2012 pursuant to Sections 708 and 1103.

Similarly, 35-A M.R.S.A. § 707 requires the Commission to find that agreements between affiliates receive approval from the Commission. In granting such approval, the Commission is must find that such contracts or arrangements are not adverse to the public interest. As described above, the primary benefit of this transaction to BSWC, and its customers, is the enhanced ability that BSWC will have to gain capital for infrastructure improvements through access to capital markets. This access will inherently require the type of arrangement that implicates Section 707. As we found above, this enhanced access to capital is in the public interest and supports the

Order Approving Stipulation 7 Docket No. 2012-00365

approval of the affiliated agreement with CTWS just as it supports approval of the reorganization. To a lesser degree, although not insignificantly, the affiliate agreement with MWC will allow greater integration of the two entities, thus increasing BSWC’s access to administrative resources, expertise, and other economies of scope and scale. Accordingly, we find both affiliate agreements are in the public interest and approve them.

We note that BSWC’s shareholders must authorize this transaction and therefore, our approval is conditioned upon that authorization being received. BSWC should file evidence of this approval within 15 days of the vote.

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Accordingly, we

O R D E R

(a)    That the Stipulation filed on October 23, 2012 and attached to this Order is hereby approved;

(b)    That the affiliated agreements between Biddeford & Saco Water Company and Connecticut Water Services Company and the Management Services Agreement between Biddeford & Saco Water Company and The Maine Water Company are not adverse to the public interest and are approved pursuant to 35-A M.R.S.A. §707(3); and

3.    That Biddeford & Saco Water Company shall file with the Commission evidence of its shareholder approval of this transaction within 15 days of the vote.

Dated at Hallowell, Maine, this 7th day of November, 2012.

BY ORDER OF THE COMMISSION

/s/ Karen Geraghty
_______________________________
Karen Geraghty
Administrative Director

COMMISSIONERS VOTING FOR:    Welch
Littell
Vannoy

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NOTICE OF RIGHTS TO REVIEW OR APPEAL

            5 M.R.S.A. § 9061 requires the Public Utilities Commission to give each party to an adjudicatory proceeding written notice of the party's rights to review or appeal of its decision made at the conclusion of the adjudicatory proceeding.  The methods of review or appeal of PUC decisions at the conclusion of an adjudicatory proceeding are as follows:

            1.         Reconsideration of the Commission's Order may be requested under Section 1004 of the Commission's Rules of Practice and Procedure (65-407 C.M.R.110) within 20 days of the date of the Order by filing a petition with the Commission stating the grounds upon which reconsideration is sought.  Any petition not granted within 20 days from the date of filing is denied.

            2.         Appeal of a final decision of the Commission may be taken to the Law Court by filing, within 21 days of the date of the Order, a Notice of Appeal with the Administrative Director of the Commission, pursuant to 35-A M.R.S.A. § 1320(1)-(4) and the Maine Rules of Appellate Procedure.

            3.         Additional court review of constitutional issues or issues involving the justness or reasonableness of rates may be had by the filing of an appeal with the Law Court, pursuant to 35-A M.R.S.A. § 1320(5).

Note:   The attachment of this Notice to a document does not indicate the Commission's view that the particular document may be subject to review or appeal.  Similarly, the failure of the Commission to attach a copy of this Notice to a document does not indicate the Commission's view that the document is not subject to review or appeal.

STATE OF MAINE PUBLIC UTILITIES COMMISSION	Docket No. 2012-00365 STIPULATION
BIDDEFORD & SACO WATER COMPANY Request for Approval of Reorganization Pertaining to Biddeford & Saco Water Company	October 23, 2012
______________________________________________________________________

It is understood and agreed by and between Maine Water Company (MWC), Biddeford & Saco Water Company (BSWC), the City of Biddeford, and the Public Advocate as follows:

I.	Purpose
The purpose of this Stipulation is to settle all issues with respect to this proceeding, to eliminate the need to hold evidentiary hearings and to expedite the Public Utilities Commission’s consideration and resolution of this proceeding. The provisions agreed to herein have been reached as a result of information gathered through the discovery process and discussions and negotiations with the companies.

II.	Procedural History
On July 24, 2012, MWC and BSWC filed a Request for Approval of Reorganization and Approval of Affiliate Agreements. MWC and BSWC are Maine water utilities subject to regulation by the Commission. The proposed transaction involved in this proceeding is the acquisition by Connecticut Water Service, Inc. (CTWS) of the outstanding stock of BSWC. The transaction will result in the creation of new affiliated interests:

a.	CTWS will become an affiliated interest of BSWC, as it will own all of BSWC’s stock;

b.
The Connecticut Water Company, a wholly-owned subsidiary of CTWS and a Connecticut water utility regulated by the Connecticut Public Utilities Regulatory Authority, will become an affiliated interest of BSWC;

c.	MWC and BSWC will become affiliated interests of each other.
The Petition sought Commission approval of the creation of these new affiliated interests of MWC and BSWC. The Petition also sought approval of an affiliated interest agreement between BSWC and CTWS, and an affiliated interest agreement between BSWC and MWC. In support of their Petition, MWC and BWSC submitted the Merger Agreement between CTWS and BSWC, the proposed affiliated interest agreements, and the pre-filed Direct Testimony and Exhibits of Judy Wallingford, Jerry Mansfield, Eric Thornburg, and David Benoit.
The Public Advocate and the City of Biddeford intervened in the case. Responses to data requests from the Advisors and the Public Advocate were provided by MWC and BSWC, a technical conference was held on September 24, 2012, and MWC and BSWC filed their Integration Plan on October 1, 2012. Responses to data requests from the City of Biddeford were provided by MWC and BSWC, a second technical conference was held on October 10, 2012, and MWC responded to oral data requests on October 12, 2012. Settlement discussions were held thereafter.

III.	Approvals and Findings
Based upon the record in this case, the parties to this Stipulation agree that the Petition, and the approvals and authorizations requested therein, satisfy the applicable statutory criteria and should be granted by the Commission by an order that approves, accepts and adopts this Stipulation and all of the provisions thereof, including the following findings and provisions:

A.
The granting of the Petition shall include all authorizations, approvals, and findings requested in the Petition, including specifically a finding that the reorganizations that will occur upon the acquisition by CTWS of the stock of BSWC are consistent with the interests of BSWC’s and MWC’s ratepayers and investors and are approved pursuant to 35-A M.R.S.A. §708.

B.
The granting of the Petition shall include a specific finding that the two affiliate agreements between BSWC and CTWS and MWC, respectively (the “Agreement” between BSWC and CTWS, and the “Management Services Agreement” between BSWC and MWC) are not adverse to the public interest and are approved pursuant to 35-A M.R.S.A. § 707(3).

C.
The Commission shall have reasonable access to the books, records, documents and other information relating to MWC and BSWC or any of their affiliated interests, including the books, records, documents and other information relating to CTWS or Connecticut Water Company, subject to those exceptions set forth in 35-A M.R.S. § 708(2)(A)(1).

D.	The Commission will retain all reasonable powers to detect, identify, review and approve or disapprove all transactions between MWC, BSWC and CTWS or the subsidiaries of CTWS.

E.
MWC’s ability to attract capital on reasonable terms, and its ability to maintain a reasonable capital structure, will not be impaired, and BSWC’s ability to attract capital on reasonable terms, and its ability to maintain a reasonable capital structure, will be improved.

F.
MWC’s and BSWC’s ability to provide safe, reasonable and adequate service to their customers will not be impaired. MWC’s and BSWC’s customer service operations will continue to be performed by their respective personnel. There is not expected to be any change, in the near term, in the software programs used by BSWC to open customer accounts, close customer accounts, respond to customer inquiries and complaints, and issue bills to customers. In addition, BSWC (and CTWS) have represented to the Commission that they do not plan to make any changes in employees in BSWC as a result of the transaction, which will enable BSWC to continue to provide safe, reasonable and adequate service to its customers.

G.	MWC and BSWC will continue to be subject to applicable laws, principles and rules governing the regulation of public utilities in Maine.

H.	Neither MWC’s nor BSWC’s credit will be impaired or adversely affected.

I.	The Commission retains the ability to order divestiture pursuant to Maine law if necessary to protect the interest of MWC, BSWC, their ratepayers or investors.

J.
Neither ratepayers nor investors will be adversely affected by the acquisition of BSWC’s stock by CTWS. There will be no change in BSWC’s rates or its terms and conditions of service as a direct result of this transaction. Through the record in this case, MWC and BSWC have shown that the main benefit of the transaction is the substantially enhanced ability of BSWC to obtain capital on more favorable terms, which is necessary to sustain and improve BSWC’s water system and service in Biddeford, Saco, Old Orchard Beach and Scarborough. The Commission authorized BSWC in 2010 to issue up to 35,000 shares of common stock to increase equity investment by up to $2.1 million. BSWC was unable to attract sufficient investment interest through the issuance, and generated gross proceeds of only $1,012,230 (net proceeds of $858,312). CTWS has ready access to the capital markets, and is committed to investing equity into BSWC as necessary to sustain and improve the BSWC system. In addition, MWC and BSWC have shown demonstrable net savings to BSWC which are expected to be realized as a result of the acquisition. The total projected annual savings are $145,612 – savings that are expected to benefit the ratepayers in the short term and long term.

K.
BSWC and CTWS have represented that they have no plans to, and do not intend to, use the water resource of the Saco River for purposes other than providing water to ratepayers in the communities served by BSWC. Specifically, but without limitation, BSWC and CTWS will not bottle water from the Saco River for commercial sales outside of the BSWC service territory.

L.
BSWC and CTWS have represented that they have no plans to, and will not, use or sell any BSWC real property along the Saco River (Lot 2-40) or adjacent to South Street (Lot 2-19) or adjacent to the Andrews Road (Lot 2-19-1) for commercial development, other than the development of such property for public utility purposes, such as the use of the property for water mains, pump stations, treatment facilities, or other public utility facilities.

M.	BSWC will provide water meter reading information to the City of Biddeford for purposes of its wastewater billing.

IV.	Conditions of Approval
In addition to the findings, approvals and authorizations set forth above, the parties further agree to the following conditions of approval:

A.
BSWC will implement a program whereby it will meet regularly, no less than quarterly for two years beginning January 1, 2013, and thereafter no less often than semi-annually, with public works departments, fire departments and municipal engineers in each community served by the Company, to coordinate yearly capital programs, hear and address operations issues, set priorities for the annual work program, and collaborate on projects where efficiencies can be achieved (e.g. coordination of paving).

B.
BSWC will form a Customer Advisory Committee, with up to two representatives from each community served by BSWC, to identify issues and set priorities for capital investment and infrastructure improvement. The selection of the members will be decided by each community, although a diverse representation of municipal, residential, business and industrial customers is encouraged. The Advisory Committee will meet no less than quarterly for two years beginning January 1, 2013, and thereafter no less than semi-annually, and may not be discontinued without Commission approval.

C.
BSWC will work with a consulting engineering firm for the completion of an engineering study that will assess the existing water system, including the water treatment plant and the distribution system (including fire hydrants), and make recommendations for replacement and upgrades for the long term sustainability of the entire system and support of the communities’ needs. This report will be shared with the Customer Advisory Committee, the City Manager in each municipality served by BSWC, and the Public Advocate, and will become a primary tool to set priorities for infrastructure replacement and capital spending. The target date for completion of the engineering study will be on or before June 30, 2013.

D.	After the acquisition by CTWS, BSWC and MWC will continue to comply with all Commission orders applicable to the Company as a whole or to any division of the Company.

E.	As a separate corporation, BSWC will be maintained as a separate ratemaking entity.

F.	BSWC will not seek, in any future rate proceeding, to recover any “acquisition adjustment” arising out of the transaction.

G.	BSWC, MWC and CTWS will track separately both the transition and transaction costs related to the acquisition.

H.	BSWC, MWC and CTWS will not seek recovery of transaction costs that are incurred and related to the acquisition.

I.
BSWC and CTWS will specifically outline in any rate proceeding occurring over the next three years (2013, 2014, and 2015) costs that have been incurred as a direct result of the acquisition. In those rate proceedings, the Commission will determine whether such transaction costs will be the responsibility of BSWC stockholders and/or ratepayers, and will make that determination based on the CTWS, MWC and BSWC representation in this proceeding that, as a result of the transaction, there will be no short term rate or service adverse impacts on either BSWC or MWC water customers, and no long or short term adverse impact on rates or service as a direct result of the acquisition.

J.	BSWC will amortize the curtailment liability, if any, for the pension and post retirement benefit plans in a manner consistent with actuarial rules.

K.
If, during a period of two years subsequent to the acquisition, CTWS requires additional employee(s) to implement the transition and/or provide existing services to BSWC, then all the costs associated with those additional employee(s) will be assumed by CTWS.

L.	BSWC will work with community conservation commissions and land trusts to protect and preserve land that BSWC owns on the Saco River.

V.	Procedural Stipulations

A.
It is agreed that the record on which the Commission may base its determination in this matter shall consist of this Stipulation, the Petition and Exhibits, the Direct Testimony and Exhibits of Judy Wallingford, Jerry Mansfield, Eric Thornburg and David Benoit, all data requests and responses thereto, the record of the Technical Conferences, the Integration Plan filed on October 1, 2012, and any other material furnished by the Advisory Staff to the Commission, either orally or in writing, at the time of the Commission’s consideration of this proceeding.

B.
The parties to the Stipulation hereby waive any rights they have under 5 M.R.S. § 9062(4) and Section 742 of the Commission’s Rules of Practice and Procedure to the extent necessary to permit the Advisory Staff to discuss this Stipulation and the resolution of the case with the Commissioners and at scheduled deliberations, without providing to the parties an Examiners’ Report or the opportunity to file Exceptions.

C.
It is agreed that the Stipulation shall not be considered legal precedent, nor shall it preclude a party from raising issues that were identified during this proceeding in any other Commission proceeding or investigation.

D.
If this Stipulation is not accepted by the Commission in accordance with all of the provisions hereof and without modification, this Stipulation is voidable by any party hereto, and if voided it shall be of no further effect and shall not prejudice any position taken by any party before the Commission in this proceeding and shall not be admissible in evidence therein or in any other proceeding before the Commission.

Respectfully submitted this 23rd day of October, 2012.
THE MAINE WATER COMPANY

/s/ Judy Wallingford__________
Judy Wallingford, President

BIDDEFORD & SACO WATER
COMPANY

/s/ Jerry Mansfied        _____
Jerry Mansfield, President

PUBLIC ADVOCATE

/s/ William C. Black 10/23/2012__

Its Attorney

CITY OF BIDDEFORD

/s/ Keith R. Jacques        ____
Its Attorney